EXHIBIT 99.1
EZCORP ANNOUNCES PLAN TO INVEST IN CASH CONVERTERS
AUSTIN, Texas (August 18, 2009) — EZCORP, Inc. (Nasdaq: EZPW) announced today that it has entered into an agreement to acquire approximately 108 million newly issued ordinary shares of Cash Converters International Limited, a public company headquartered in Perth, Australia. Upon completion of the transaction, EZCORP will own approximately 30% of the outstanding ordinary shares of Cash Converters and will hold two of five seats on Cash Converters’ Board of Directors.
Cash Converters franchises and operates financial services and retail stores, which provide pawn loans and other consumer finance products and buy and sell used merchandise. There are more than 135 Cash Converters stores in Australia, more than 130 in the United Kingdom and over 450 worldwide. Cash Converters operates 38 locations in Australia and the United Kingdom. During the past several years, Cash Converters has been buying back franchised locations and converting them into company operated stores. It is expected that the additional capital raised in this transaction will enable Cash Converters to accelerate this buy back activity and further the greenfield development of company operated locations.
Under the subscription agreement, EZCORP would acquire approximately 108 million newly issued Cash Converters ordinary shares at $0.50 Australian, for a total investment of approximately $45 million US, based on current exchange rates. The Cash Converters shares are listed on the Australian Stock Exchange (symbol, “CCV”) and the London Stock Exchange (symbol, “CCVU”).
EZCORP has a period of approximately 21 days to complete its due diligence review of Cash Converters and its business. Thereafter, the transaction will be submitted to the Cash Converters’ shareholders for approval. Consummation of the transaction is subject to both the successful completion of due diligence and approval of the transaction by the Cash Converters’ shareholders.
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In its pawnshops, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In its signature loan stores and some pawnshops, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
As of June 30, 2009, EZCORP operated a total of 897 locations in the U.S. and Mexico consisting of 370 U.S. pawnshops, 47 pawnshops in Mexico and 480 U.S. signature loan stores. EZCORP, as a near 30% stockholder, is also actively involved in the management of Albemarle & Bond Holdings PLC, the U.K.’s largest pawnbroking business with 115 stores.
For additional information, contact Dan Tonissen at (512) 314-2289